SECOND AMENDMENT TO THE NOVEMBER 4, 2015
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS SECOND AMENDMENT TO THE NOVEMBER 4, 2015 AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of January 14, 2022, by and between Masimo Corporation, a Delaware corporation (the “Company”), and Joe Kiani (the “Executive”).
RECITALS
A.The Executive is the founder of the Company and has been its Chairman of the Board and Chief Executive Officer (“CEO”) since its inception. The Board of Directors of the Company (the “Board”) recognizes that the Executive’s contributions as Chairman of the Board and CEO have been instrumental to the success of the Company. The Executive and the Company entered into an amended and restated employment agreement dated November 4, 2015, which agreement was amended pursuant to an amendment dated July 27, 2017 (as amended, the “Agreement”). The Board and the Executive desire to further amend the Agreement pursuant to the terms hereof to assure the Company of the Executive’s continued employment in an executive capacity and to compensate him therefor.
B.The Company considers the establishment and maintenance of a sound management to be essential to protecting and enhancing the best interests of the Company and its stockholders.
C.The Board has determined that appropriate steps should be taken to retain the Executive and to reinforce and encourage his continued attention and dedication to his assigned duties.
D.The Company desires to continue to retain the services of the Executive, and the Executive desires to continue to be employed by the Company pursuant to the terms and conditions of the Agreement, as amended by this Amendment.
NOW, THEREFORE, in consideration of the premises, the mutual promises and the mutual covenants and agreements hereinafter set forth, the Company and the Executive hereby agree that the Agreement is amended as follows:
1.The second sentence of Section 8.4(iii)(1) of the Agreement is deleted and replaced with the following:
Each RSU shall vest effective as of immediately prior to the earliest to occur of (A) the applicable Retention Vesting Date as provided in Section 8.4(iii)(3) below, (B) a Qualifying Termination during the Employment Period, (C) Executive’s death during the Employment Period and (D) the termination of Executive’s employment pursuant to Section 7.2 hereof (any such date or event in clause (A), (B), (C) or (D) above, the “Vesting Date”; provided that, in the case of clause (A) above, the “Vesting Date” shall apply only with respect to the RSUs that are deemed vested as of an applicable Retention Vesting Date as provided in Section 8.4(iii)(3) below).
2.ENTIRE AGREEMENT; REFERENCES. Other than as specifically amended, the Agreement will remain in full force and effect, provided that any section references contained in the Agreement shall be updated as necessary to reflect the provisions of this Amendment. References to “this Agreement” in the Agreement shall refer to the Agreement, as amended by this Amendment.
3.INTERPRETATION. This Amendment shall in all respects be interpreted,     construed and governed by and in accordance with the laws of the State of California, without regard to conflicts of laws principles.

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IN WITNESS WHEREOF, the Company at the direction of the Compensation Committee of the Board has caused this Amendment to be executed as of the day and year first above written.

“Company”
MASIMO CORPORATION

By:	/s/ CRAIG REYNOLDS
Name:	Craig Reynolds
Its:	Chairperson of the Compensation Committee of the Board of Directors

“Executive”

/s/ JOE KIANI
Joe Kiani